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Contract Owner Opinion:

Reorganization of LVIP ClearBridge Large Cap Managed Volatility Fund

May 24, 2019

Lincoln Variable Insurance Products Trust

LVIP ClearBridge Large Cap Managed Volatility Fund

1300 South Clinton Street

Fort Wayne, Indiana 46802

Lincoln Variable Insurance Products Trust

LVIP ClearBridge QS Select Large Cap Managed Volatility Fund

1300 South Clinton Street

Fort Wayne, Indiana 46802

The Lincoln National Life Insurance Company

1300 South Clinton Street

Fort Wayne, Indiana 46802

Lincoln Life & Annunity Company of New York

100 Madison Street, Suite 1860

Syracuse, New York 13202

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the holders (“Contract Owners”) of certain variable annuity contracts and variable life insurance policies (collectively, the “Contracts”) that are issued or administered by The Lincoln National Life Insurance Company (“Lincoln National”) or by Lincoln Life & Annuity Company of New York (“Lincoln NY”) and funded by separate accounts of Lincoln National or Lincoln NY for which LVIP ClearBridge Large Cap Managed Volatility Fund (“Acquired Fund”), a separate series of Lincoln Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust, and LVIP ClearBridge QS Select Large Cap Managed Volatility

Contract Owner Opinion: Reorganization of LVIP ClearBridge Large Cap Managed Volatility Fund May 24, 2019 Page 2

Fund (“Acquiring Fund”), also a separate series of the Trust, serve as underlying investment vehicles.

Pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of May 24, 2019, and as executed by the Trust on behalf of Acquired Fund and Acquiring Fund, Acquired Fund will transfer all of its assets to Acquiring Fund in exchange solely for voting shares of Acquiring Fund (“Acquiring Fund Shares”) and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund and the distribution of Acquiring Fund Shares to the shareholders of Acquired Fund in complete liquidation of Acquired Fund (the “Reorganization”).

For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Proxy Statement/Prospectus dated February 11, 2019, (3) the facts and representations contained in the letter dated as of this date, addressed to us from Lincoln National and Lincoln NY, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

For purposes of this opinion, we are assuming that:

(1) each of the Contracts is and, at the time of the Reorganization, will be treated as a “variable contract” within the meaning of Section 817(d) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) the ownership of shares in Acquired Fund and Acquiring Fund, and access to such funds, satisfies the requirements and limitations set forth in Section 1.817-5(f) of the U.S. Treasury Regulations; and

(3) under the so-called investor control rules, either Lincoln National or Lincoln NY, and not the Contract Owners, have been and are treated for federal income tax purposes as the owner of the interests in Acquired Fund and Acquiring Fund that underlie the Contracts.

This opinion is based upon the Code, United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Plan, (b) (i) the information provided in the Proxy Statement/Prospectus referred to above, (ii)

Contract Owner Opinion: Reorganization of LVIP ClearBridge Large Cap Managed Volatility Fund May 24, 2019 Page 3

the facts and representations contained in the letter addressed to us from Lincoln National and Lincoln NY, and (iii) the above assumptions, being true and accurate as of the closing date of the Reorganization.

Based upon the foregoing, it is our opinion that, for federal income tax purposes, the Contract Owners will not recognize any taxable income, gains or losses as a result of the Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan and the representations made to us.

Very truly yours,

/s/ Dechert LLP